Exhibit 21

SUBSIDIARIES OF THE COMPANY
at June 30, 1995

                                                                  % Ownership

LG Seeds, Inc.                                                       100%


All other subsidiaries of the Company were merged into LG Seeds, Inc. on November 30, 1994. Subsidiaries merged were:

                   Shissler Seed Company, Inc.
                   NobleBear Seed Company, Inc.
                   Plant Science Research, Inc.
                   BioTechnica Diagnostics, Inc.


Note:  BioTechnica Agriculture, Inc., was renamed LG Seeds, Inc.
on June 30, 1994.